Exhibit 99.1

NEWS RELEASE For Release: 02/15/06 4:00 PM. EST Contact: Julie Blystone Toll free office: (800) 200-4848 Fax : (608) 664-3882 Email: pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

JOHN HICKEY, PRESIDENT AND CEO, RENAISSSANCE LEARNING, INC., RESIGNS

WISCONSIN RAPIDS, WI. – February 15, 2006 – Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of computerized assessment and progress monitoring tools for pre-K–12 schools and districts, today announced that effective today, February 15, John Hickey resigned as president, chief executive officer, and director of Renaissance Learning, Inc. Hickey has been president since July 1996 and president and CEO since July 2003.

Terrance Paul, currently co-chairman of the board, has been appointed president and CEO. Paul held the position of CEO prior to Hickey assuming the position in 2003.  Judith Paul, currently co-chairman, has been named chairman of the board.

“John has been a key strategist for the company’s growth,” said Terry Paul,  “and has led the company through some tough market conditions while laying the foundation for future growth. We were fortunate to have him as president and then CEO for nearly 10 years.”

“There is never a right time to make a change like this,” said John Hickey. “I know some people will be surprised, but to start a new company of my own is something I have been thinking about for some time. At 50 years of age, I’m still young enough to accomplish that dream.”

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of computerized assessment and progress monitoring tools for pre-K-12 schools and districts. Renaissance Learning products give students and teachers continuous feedback to inform instruction and help teachers and administrators motivate students, dramatically accelerate learning, and improve test scores. Renaissance Learning has seven U.S. locations and subsidiaries in Australia, Canada, India and the United Kingdom.

For more information visit www.renlearn.com.

Source: Renaissance Learning, Inc.

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